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                                                                   EXHIBIT 10-16
                                LETTER AGREEMENT



April 28, 1998

Mr. Barry Erdos
2111 Park Hill Drive
Columbus, OH 43209

Dear Barry:

          Pursuant to our recent discussions regarding your employment with J. Crew Operating Corporation (the "Company"), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement ("Agreement") for both parties to sign.

1.  EMPLOYMENT.

     (A) The Company hereby agrees to employ you as Chief Operating Officer of the Company and you hereby agree to serve the Company in such capacity during the "Employment Period" (as defined below). You will report to the Chief Executive Officer of the Company. Your principal work location will be the New York metropolitan area, but you will be required to travel to the extent necessary to perform your duties and responsibilities.

     (B) You shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities as provided hereunder on an exclusive basis, shall faithfully and diligently endeavor to promote the business and best interests of the Company.

2.  EMPLOYMENT PERIOD.

     (A) The "Employment Period" shall commence on April 13, 1998 (the "Effective Date") and shall terminate upon the earliest to occur of (i) the third anniversary of the Effective Date, (ii) your death or Disability (as such term is defined in the Company's Long-Term Disability Plan), (iii) voluntary termination of employment by you, (iv) termination of employment by the Company other than for Cause, death or Disability or (v) termination of employment by the Company for Cause.

     (B) Upon termination of the Employment Period, you shall be entitled to any earned but unpaid Base Salary (as defined in Section 3(a) below) as of the date of termination. In addition, you will be entitled to the following payments:

          (i) if such termination is pursuant to subsection (ii) of Section 2(a) hereof, you or your estate, as the case may be, will be entitled to (A) payment of any Annual Bonus earned but not yet paid with respect to the fiscal year ended before the date of termination of employment and (B) a pro-rata portion of your Annual Bonus (the "Pro-Rata Bonus") with respect to the fiscal year in which such

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     termination occurs equal to the product of (x) the Annual Bonus determined as if you worked through the end of the fiscal year, multiplied by (y) a
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     fraction, the numerator of which is the number of full months worked by you during such fiscal year and the denominator of which is twelve (12); or

          (ii) if such termination is pursuant to subsection (iv) of Section 2(a) hereof, you shall be entitled to (A) continuation of Base Salary as in effect immediately prior to such termination for a period of twelve (12) months after the date of termination, (B) payment of any Annual Bonus earned but not yet paid with respect to the fiscal year ended before the date of termination of employment, (C) payment of the Pro-Rata Bonus with respect to the fiscal year in which such termination occurs determined in accordance with subsection (i) of this section 2(b), provided that, in the event such termination occurs prior to the end of the fiscal year beginning in 1998, you shall be entitled to the Guaranteed Bonus (described in Section 3(b) hereof) instead of the Pro-Rata Bonus, and (D) if your employment is terminated prior to payment of the Second-Half Signing Bonus (described in Section 3(c) hereof), the Company will pay you such Second-Half Signing Bonus. All the payments provided herein are conditioned upon and subject to your compliance with the Restrictive Covenants provided in
     Section 4 hereof and your execution of a general release and waiver, waiving all claims you may have against the Company except for claims which may arise as a result of the Company's failure to meet its obligations after the date of such waiver.

Except as provided in this Section 2(b), no further compensation shall be due upon your termination of employment.

     (C) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a material breach of this Agreement, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, and (v) the disclosure by you of any Confidential Information (as defined in Section 4(b) hereof) to persons not authorized to know same. If subsequent to your termination of employment, it is discovered that your employment could have been terminated for Cause by reason of subsection (i) of this Section 2(c), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause.

3.  COMPENSATION AND BENEFITS.

     (A) During the Employment Period, your annual base salary shall be $600,000 ("Base Salary") and shall be paid pursuant to regular Company payroll practices for the senior executives of the Company. The Base Salary will be reviewed annually and may be increased but not decreased in the sole discretion of the Company.

     (B) In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus ("Annual Bonus") of up to fifty percent (50%) of the Base Salary if the Company achieves certain performance objectives (which will be

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determined by the Company for each such fiscal year), provided that, with respect to the fiscal year beginning in 1998, your Annual Bonus will be at least $150,000 (the "Guaranteed Bonus"), regardless of whether the performance objectives for such fiscal year are achieved. The Annual Bonus will be paid no later than May 1 following the fiscal year for which it relates and, except as otherwise provided in Section 2(b) hereof, such Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on such date of disbursement.

     (C) As soon as practicable after the Effective Date, but in no event later than ten (10) days thereafter, the Company will pay you $250,000 (the "First-Half Signing Bonus") as consideration for entering into this Agreement. In addition, on or as soon as practicable after the first anniversary of the Effective Date, the Company will pay you an additional $250,000 (the "Second-Half Signing Bonus"), provided that you are actively employed with the Company and not in breach of this Agreement on such first anniversary.

     (D) As soon as practicable after the Effective Date, but in no event later than ten (10) days thereafter, the Company will provide you with a recourse loan in the amount of $300,000 (the "Loan"). Prior to receiving the Loan, you will be required to execute a promissory note in favor of the Company which shall provide the specific terms and conditions of the Loan. The promissory note shall provide that (i) the principal amount of the loan will be $300,000, (ii) the rate of interest shall be 5.5% compounded semi-annually, (iii) you shall make interest payments on each anniversary of the date such loan is made until the entire principal amount is paid and (iv) fifty percent of the principal amount of such loan shall be paid on each of the first and second anniversaries of the date the loan is made. At your discretion, you make interim interest payments and may pay the principal amount on any portion thereof before the dates provided in the preceding sentence. The promissory note also will provide that the Company shall have the right to withhold all or any portion of any payments owed to you, including without limitation the Second-Half Signing Bonus and Guaranteed Bonus as payment of all or any portion of the principal or interest due under such promissory note.

     (E) As soon as practicable after the Effective Date and subject to approval of the Board of Directors of J. Crew Group, Inc., the Company will grant you an option (the "Option") to purchase the number of shares equal to approximately one percent (1%) of the total outstanding shares of common stock of J. Crew Group, Inc. as of the Effective Date (rounded down to the nearest whole share) at an exercise price equal to $1,363.64 per share. Except as otherwise provided herein, the Option shall be governed by the terms and subject to the conditions of the 1997 J. Crew Group Inc. Stock Option Plan (the "Option Plan"), including the requirements regarding the execution of a Stock Option Grant Agreement and a Stockholders' Agreement. Ten percent (10%) of the Option will be immediately exercisable upon grant, ten percent (10%) of the Option will become exercisable on January 31, 1999 and twenty percent (20%) of the Option will become exercisable on each of January 31, 2000 through 2003, provided you are actively employed with the Company on such date. Any portion of the Option which has not yet become exercisable, shall become immediately exercisable upon the occurrence of a Change in Control (as defined in the Option Plan). Subject to the provisions of the Option Plan, with respect to the Option or any portion thereof which has not become

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exercisable, the Option shall expire on the date your employment with the
Company is terminated for any reason, and with respect to any Option or any portion thereof which has become exercisable, the Option shall expire on the earlier of: (i) 90 days after your termination of employment with the Company other than for Cause, death or disability; (ii) one year after termination of your employment with the Company by reason of death or disability; (iii) the commencement of business on the date your employment with the Company is, or is deemed to have been, terminated for Cause; or (iv) the tenth anniversary of the Effective Date.

     (F) The Company will reimburse you for relocation expenses with respect to your relocation from Ohio to New York not to exceed $420,000, provided that relocation expenses shall not include any loss incurred in connection with the sale of your primary residence located in Ohio. However, in the event that, after the primary Ohio residence has been listed on a multiple listing service or with a reputable real estate broker in the area for at least six months, you receive an offer to purchase such residence from an unrelated third-party purchaser for less than the amount that you originally paid for such residence plus the amount of any capital expenditures not to exceed $80,000 which are supported by documentation reasonably requested by the Company (the "Original Purchase Price"), and you intend to accept such offer, prior to accepting such offer you shall notify the Company and provide the Company with all reasonably requested details and documents regarding the offer, any previous offers received by you and any other relevant information regarding the residence. At that time, you agree to cooperate with the Company in determining the various alternatives related to the disposition of the residence with a view toward eliminating any loss to you with respect to such disposition, including possibly reimbursing you for the difference between the Original Purchase Price and the amount that you would receive in the proposed sale, provided that you do not agree to sell the residence for less than the Original Purchase Price without the consent of the Company. It is understood that the term "loss" as used in this Section 3(f) shall mean the excess, if any, of the Original Purchase Price over the amount received in any sale of your primary Ohio residence. You agree that you will use your reasonable best efforts to sell the residence for an amount in excess of the Original Purchase Price and to minimize all other relocation costs and will provide the Company with documentation reasonably requested by the Company with respect to any such reimbursement claims.

     (G) During the Employment Period, you will be entitled to participate generally in the Company's benefit plans, except where specifically provided herein and except for any severance or other termination of employment plans. Currently, the Company's benefit package includes 3 weeks vacation, 3 personal days, holidays, life insurance, medical insurance, long term disability, 401(k) tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion.

     (H) The Company will reimburse you for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to the senior executives of the Company.

4.  RESTRICTIVE COVENANTS.

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     (A) As additional consideration for the Company entering into this
Agreement and agreeing to make the salary continuation payments described in
Section 2(a) hereof, you agree that during the Employment Period and for a period of twelve (12) months after the date on which the Employment Period is terminated, you shall not solicit, hire, or seek to influence the employment decisions of, any employee of the Company on behalf of any person or entity other than the Company.

     (B) You agree that, during the Employment Period and thereafter, you will hold in strict confidence any proprietary or Confidential Information related to the Company. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, planning, inventory and financial control, store design and staffing.

     (C) You also agree that breach of the confidentiality or employee non-solicitation provisions provided in paragraphs (a) or (b) of this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the Restrictive Covenants provided herein, the Company would be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond).

     (D) You agree not to disclose any information regarding the existence or substance of this Agreement to any third party, without the prior written consent of the Company except as may be required by law, during any legal proceeding brought by you relating to this Agreement or with your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, you agree not to directly or indirectly disparage or defame the Company or any of its directors, officers or employees.

5.  REPRESENTATIONS.

     (A) Each party hereto represents and warrants to the other party hereto that (i) the execution, delivery and performance of such party of this Agreement has been duly authorized by all necessary action on its part and does not contravene or conflict with any provisions of any agreement or other instrument to which it is party or by which it is bound or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, governmental authority, administrative agency or arbitrator, (ii) this Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and (iii) there is no pending or threatened action or proceeding affecting such party before or by any court, governmental authority, administrative agency or arbitrator, which if adversely determined, would prevent such party from consummating the transactions contemplated hereby.

6.  MISCELLANEOUS.

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          (A) Any notice or other communication required or permitted under this
Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested and addressed as follows:

   If to the Company:

     J. Crew Operating Corp.
     770 Broadway
     Twelfth Floor
     New York, NY
     Attention:  Chief Executive Officer

   If to the Employee:

     Mr. Barry Erdos
     2111 Park Hill Drive
     Columbus, OH 43209

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

     (B) This Agreement constitutes the entire agreement among you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.

     (C) This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

     (D) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment.

     (E) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of NEW YORK. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in that County in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or
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registered mail in any action or proceeding with respect to this Agreement.

     (F) The Company shall be responsible for and shall pay the agency fees with respect to Herbert Mines Associates, Inc. which arranged for and facilitated your employment with the Company hereunder.

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     (G) The Company shall reimburse you for reasonable attorneys' fees and expenses and other reasonable fees incurred in connection with the preparation of this Agreement not to exceed $20,000.

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          If the terms of this letter Agreement meet with your approval, please sign and return one copy to me.

                                 Sincerely,

                                 /s/

                                 Howard Socol
                                 Chief Executive Officer
                                 J. Crew Operating Corporation


Agreed to and Accepted:


   /s/
-------------------------------------
Barry Erdos                  Date

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